Exhibit 2.01

COTERRA ENERGY INC.
Disclosure of Payments by Resource Extraction Issuer
For the fiscal year ended December 31, 2023

Resource Extraction Payment Report

Coterra Energy Inc. (the “Company”) has prepared the following consolidated report (the “Report”) on payments for the purpose of commercial development of oil, natural gas and natural gas liquids (“NGLs”) in accordance with Rule 13q-1 (17 CFR 240.13q-1) under the Securities Exchange Act of 1934, as amended, and Form SD (the “Rule”).

Payments
In accordance with the Rule, payments are reported on a cash basis according to the year in which the payment was made (rather than on an accrual basis). Any refunds are also reported according to the year in which they were received by the Company. Payments made as a single payment or as part of a series of related payments within the fiscal year exceeding $100,000 are included in this Report.

Payments made to the U.S. Government (as defined below) in connection with joint ventures are included in this Report, to the extent that the Company made the relevant payment. Such payments are reported in full, whether made in the Company’s sole capacity or in the Company’s capacity as the operator of a joint venture. Where the Company is a partner in a joint venture and the role of operator is performed by a joint venture partner, meaning the Company has the role of non-operator, payments made to the U.S. Government by the partner entity are not included in this Report.

Currency
All payments are reported in U.S. dollars.

Government-level payments
As used herein, the term “U.S. Government” means the Federal Government of the Unites States of America, and includes all departments and agencies that are subsidiary undertakings which are controlled by such authority, such as interstate entities. For the purposes of this Report, the Company has disclosed payments to the U.S. Government by each agency or department paid.

Project-level payments
For the purposes of this Report, the Company has disclosed payments to the U.S. Government by state jurisdiction, which includes New Mexico, Oklahoma, Pennsylvania, and Wyoming. The resources being extracted are oil, natural gas and NGLs, all with the extraction method by well. Obligations levied at the entity level rather than on a particular project, such as corporate income taxes, are disclosed as entity level (United States - Corporate) payments.

Other considerations
The payments shown in this Report are reported in thousands of dollars. Due to rounding, some totals in the following tables may not agree exactly with the sum of their component parts.

Payment Overview

The tables below show the relevant payments made by the Company to the U.S. Government during the fiscal year ended December 31, 2023, by payment type.

Of the eight payment types required by the Rule, relevant payments include taxes, royalties, and fees. The Company did not pay any relevant production entitlements, bonuses, dividends, payments for infrastructure improvements, or community and social responsibility payments that were required by law or contract.

2023 GOVERNMENT-LEVEL PAYMENTS

United States

(In thousands)
AGENCY/DEPARTMENT	Taxes	Royalties	Fees	Total
Bureau of Land Management	$—	$—	$759	$759
Susquehanna River Basin Commission	—	—	636	636
U.S. Department of the Interior - Office of Natural Resources Revenue	—	172,489	149,810	322,299
U.S. Department of the Treasury - Internal Revenue Service	347,987	—	—	347,987
Total	$347,987	$172,489	$151,205	$671,681

2023 PROJECT-LEVEL PAYMENTS

United States

(In thousands)
PROJECT	Taxes	Royalties	Fees	Total
New Mexico	$—	$167,567	$3,538	$171,105
Oklahoma	—	4,921	147,017	151,938
Pennsylvania	—	—	636	636
Wyoming	—	1	14	15
United States (Corporate)	347,987	—	—	347,987
Total	$347,987	$172,489	$151,205	$671,681

2023 PAYMENT DETAILS DISCLOSURE

United States

(In thousands)
Payment	Agency/Department	Project	Resource	Extraction Method	Type	Amount
1	Bureau of Land Management	New Mexico	Oil, natural gas and NGLs	Well	Fees	$579
2	Bureau of Land Management	Oklahoma	Oil, natural gas and NGLs	Well	Fees	180
3	Susquehanna River Basin Commission	Pennsylvania	Natural gas	Well	Fees	636
4	U.S. Department of the Interior - Office of Natural Resources Revenue	New Mexico	Oil, natural gas and NGLs	Well	Fees	2,960
5	U.S. Department of the Interior - Office of Natural Resources Revenue	Oklahoma	Oil, natural gas and NGLs	Well	Fees	146,837
6	U.S. Department of the Interior - Office of Natural Resources Revenue	Wyoming	Oil, natural gas and NGLs	Well	Fees	14
7	U.S. Department of the Interior - Office of Natural Resources Revenue	New Mexico	Oil, natural gas and NGLs	Well	Royalties	167,566
8	U.S. Department of the Interior - Office of Natural Resources Revenue	Oklahoma	Oil, natural gas and NGLs	Well	Royalties	4,921
9	U.S. Department of the Interior - Office of Natural Resources Revenue	Wyoming	Oil, natural gas and NGLs	Well	Royalties	1
10	U.S. Department of the Treasury - Internal Revenue Service	United States (Corporate)	Oil, natural gas and NGLs	Well	Taxes	347,987
Total						$671,681

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